Exhibit 99.1

CONSTAR INTERNATIONAL INC. RECEIVES SUPPORT OF AD
HOC COMMITTEE OF SENIOR SECURED NOTEHOLDERS FOR A
PLAN TO REDUCE DEBT AND INTEREST EXPENSE

Company Files Pre-Arranged Voluntary Chapter 11 Petition

To Implement Debt Restructuring

Philadelphia, PA – January 11, 2011 — Constar International Inc. (NASDAQ: CNST) today announced that it reached agreement with the holders of more than 75% of the Company’s Senior Secured Floating Rate Noteholders regarding the terms of a consensual restructuring transaction that will significantly deleverage its balance sheet. A subgroup of the Noteholders have also committed to provide $55 million of debtor in possession financing to permit the Company to continue to operate in the ordinary course of business during the pendancy of its restructuring, which will take place through implementation of a pre-arranged chapter 11 case. In addition, Constar has obtained a commitment from Wells Fargo Capital Finance, LLC, for a working capital facility that will come into existence upon Constar’s emergence from chapter 11, anticipated to be early in the second quarter of 2011.

The restructuring plan calls for, among other things, a reduction of the Company’s current debt level of $220 million by approximately $135 million to $150 million, with a significant corresponding reduction in cash interest. To implement this prearranged restructuring, Constar and certain of its subsidiaries today filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware.

All of Constar’s global operations — including all of its manufacturing and distribution facilities in the U.S. and Europe — are open and operating on normal schedules, and the Company expects to continue to fulfill all customer orders as usual and provide uninterrupted customer service.

Grant Beard, President and CEO of Constar, said, “Today we have announced a significant step forward for Constar. Having received the support from the holders of approximately 75% of our Noteholders for a pre-arranged and consensual restructuring, we will significantly improve our balance sheet. Upon emergence from reorganization, we will carry new term debt of not more than $85 million and commensurately reduce annual cash interest obligations.  This is noteworthy in that it frees up cash to reinvest in our business to support future growth. We intend to continue to operate as usual during the restructuring process with minimal disruption to the business.”

Pursuant to the Company’s proposed plan of reorganization, Noteholders will convert 100% of the face amount of the current notes into new term debt in the face amount of $70 million and convertible preferred stock of $30 million, and will become the majority owners of the new common stock. Under the proposed plan, the Company’s general unsecured claims will be converted to equity, and the current equity will be cancelled. The Company anticipates that the restructuring will be completed by late spring of 2011, subject to court approval.

The Company’s financial advisor is Greenhill & Co. and its legal advisor is Wilmer Cutler Pickering Hale and Dorr LLP. The Ad Hoc Group of Noteholders is represented by Kirkland & Ellis LLP. Wells Fargo Capital Finance, LLC is represented by Otterbourg, Steindler, Houston & Rosen, P.C.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include: (i) the Company’s ability to continue as a going concern; (ii) the Company’s ability to satisfy the conditions to the support agreement with the Ad Hoc Committee of the Company’s Senior Secured Bond Holders, the DIP financing agreement and the exit financing facility commitment; (iii) the ability of the Company to operate pursuant to the terms of any debtor-in-possession credit facility; (iv) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (v) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (viii) the Company’s ability to maintain contracts that are critical to its operations; (ix) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (x) the ability of the Company to fund and execute its business plan;(xi) the ability of the Company to attract, motivate and/or retain key executives and employees; and (xii) other risks and factors regarding the Company identified from time-to-time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar

Philadelphia based Constar is a multi-national producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Mark Borseth
Executive Vice President and Chief Financial Officer
(215) 552-3772

Ed Bisno (Investors and Media)
Bisno Communications
(212) 717-7578